Exhibit 4.8

EXECUTION VERSION

CESSION IN SECURITY

by

SIBANYE GOLD LIMITED

(as Cedent)

in favour of

THE LENDERS

BOWMAN GILFILLAN INC.

165 West Street

Sandton

Johannesburg, 2146

Telephone: (011) 669-9000

Fax: (011) 669-9001

TABLE OF CONTENTS

1.	PARTIES	1

2.	DEFINITIONS AND INTERPRETATION	1

3.	INTRODUCTION	3

4.	CESSION IN SECURITY	3

5.	WARRANTIES, REPRESENTATIONS AND UNDERTAKINGS BY THE CEDENT	4

6.	DELIVERY OF DOCUMENTS EVIDENCING THE CEDED RIGHTS AND OTHER OBLIGATIONS OF THE CEDENT	5

7.	RIGHTS, POWERS AND PRIVILEGES ATTACHING TO THE CEDED RIGHTS	5

8.	REALISATION	5

9.	APPROPRIATION OF PROCEEDS	7

10.	AUTHORITY	7

11.	DURATION	7

12.	FURTHER ASSURANCES	8

13.	ADDITIONAL RIGHTS	8

14.	CEDENT BOUND NOTWITHSTANDING CERTAIN CIRCUMSTANCES	8

15.	KEEPING, INSPECTION AND DELIVERY OF RECORDS	9

16.	EXEMPTION FROM LIABILITY	9

17.	FURTHER CESSIONS	10

18.	CERTIFICATE OF INDEBTEDNESS	10

19.	RENUNCIATION OF BENEFITS	10

20.	STIPULATION	10

SCHEDULE 1: NOTICE TO OROGEN BOND GUARANTOR		18

CESSION IN SECURITY

1.	PARTIES

1.1	The Parties to this Agreement are:

1.1.1	SIBANYE GOLD LIMITED; and

1.1.2	ABSA BANK LIMITED (acting through its ABSA CAPITAL division), as Original Lender (Absa);

1.1.3	NEDBANK LIMITED (acting through its NEDBANK CAPITAL and NEDBANK CORPORATE divisions), as Original Lender and Facility Agent (Nedbank);

1.1.4	THE STANDARD BANK OF SOUTH AFRICA LIMITED (acting through its CORPORATE AND INVESTMENT BANKING division), as Original Lender (Standard Bank);

1.1.5	FIRSTRAND BANK LIMITED (acting through its RAND MERCHANT BANK division), as Original Lender (RMB); and

1.1.6	JPMORGAN CHASE BANK, N.A., JOHANNESBURG BRANCH, as Original Lender (JPMorgan).

1.2	The Parties agree as set out below.

2.	DEFINITIONS AND INTERPRETATION

2.1	Definitions

Unless the context dictates otherwise, the words and expressions set forth below shall bear the following meanings and cognate expressions shall bear corresponding meanings:

2.1.1	Agreement means this Cession in Security;

2.1.2	Borrower means Sibanye Gold Limited, a public company duly incorporated according to the company laws of South Africa, with registration number 2002/031431/06 (formerly GFI Mining South Africa Proprietary Limited);

2.1.3	Ceded Rights means all of the Cedent’s rights of any nature whatsoever in and interests of any nature whatsoever to the Indemnity Agreement, whether actual, prospective or contingent, direct or indirect, and whether a claim to the payment of money or to the performance of any other obligation under the Indemnity Agreement, and whether or not the said rights and interests were within the contemplation of the Parties at the Signature Date;

2.1.4	Cedent means the Borrower;

2.1.5	Facility Agent means Nedbank;

2.1.6	Facilities Agreement means the Facilities Agreement entered into among, inter alia, the Lenders and the Borrower on 28 November 2012;

2.1.7	Indemnity Agreement means the indemnity agreement in form and substance satisfactory to the Facility Agent (acting on the instructions of all of the Lenders (acting reasonably)) concluded or to be concluded before the Demerger Date amongst the Borrower, Gold Fields Orogen Holding (BVI) Limited, GFL, Gold Fields Operations Limited and Gold Fields Holdings Company (BVI) Limited (collectively, the Orogen Bonds Guarantors), pursuant to which the Orogen Bonds Guarantors (other than the Borrower) indemnify and hold the Borrower harmless from and against any and all liabilities and expenses which may be incurred by the Borrower in its capacity as Orogen Bond Guarantor under the Orogen Bonds Guarantee;

2.1.8	Lenders means Absa, Nedbank, Standard Bank, RMB and JPMorgan, all in their capacity as Original Lenders, and any party that becomes a “Lender” in accordance with the provisions of the Facilities Agreement;

2.1.9	Parties means:

2.1.9.1	the Cedent; and

2.1.9.2	the Lenders;

and Party means, as the context requires, either one of them;

2.1.10	Secured Obligations means any and all of the Cedent’s obligations or indebtedness (whether actual or contingent) from whatsoever cause and howsoever arising or owing to the Lenders under the Finance Documents;

2.1.11	Security Cession means the cession in securitatem debiti contemplated by this Agreement; and

2.1.12	Signature Date means the date of the signature of the Party last signing this Agreement in time.

2.2	Facilities Agreement

2.2.1	Capitalised terms used (but not otherwise defined) in this Agreement have the meaning given to them in the Facilities Agreement.

2.2.2	The provisions of clause 2.3 (Construction), clause 24 (Changes to the Lenders), clause 25 (Changes to the Obligors), clause 29 (Payment Mechanics), clause 31 (Notices), clause 33 (Partial Invalidity), clause 35 (Remedies and Waivers), clause 36 (Amendments and Waivers), clause 34 (Confidentiality), clause 38 (Renunciation of Benefits), clause 39 (Counterparts), clause 40 (Waiver of Immunity), clause 41 (Sole Agreement), clause 42 (No Implied Terms), clause 43 (Extensions and Waivers), clause 44 (Independent Advice) and clause 47 (Governing Law and Jurisdiction) of the Facilities Agreement shall mutatis mutandis apply to this Agreement as if set out in this Agreement in full.

2.2.3	This Agreement and the rights and obligations of the Parties shall in all respects be subject to the terms and conditions of the Facilities Agreement; provided that in the event of any conflict between the provisions of this Agreement (including, without limitation, the terms defined herein) and the provisions of the Facilities Agreement, the provisions of this Agreement shall prevail.

3.	INTRODUCTION

As security for the due performance of the Secured Obligations, the Cedent has agreed to cede in securitatem debiti all of the Ceded Rights to the Lenders, jointly and severally, on the terms and subject to the conditions set out in this Agreement.

4.	CESSION IN SECURITY

4.1	With effect from the Demerger Date, the Cedent hereby cedes in securitatem debiti to the Lenders, jointly and severally, all of the Ceded Rights as a continuing general covering collateral security for the due, proper and timeous payment and performance in full of all of the Secured Obligations, on the terms and conditions set out in this Agreement, which cession the Lenders hereby accept.

4.2	Without prejudice to the representations and warranties given by the Cedent to the Lenders pursuant to Clause 5.1 and without prejudice to the rights of the Lenders consequent upon any breach of the representations and warranties given by the Cedent to the Lenders pursuant to Clause 5.1, if the Ceded Rights are subject to any right in breach of the representations and warranties in Clause 5.1.2 or if any other security has been granted by the Cedent over any Ceded Right to any other person prior to the Demerger Date, this Agreement shall (without prejudice to any other rights the Lenders may have pursuant to any other Finance Document(s) and without affecting the operation of this Agreement in respect of those of the Ceded Rights which have not been so ceded to another person) constitute a cession in securitatem debiti to the Lenders of the Cedent’s reversionary rights or other interests (including all of the Cedent’s rights of action against such other person and any rights which now or may in the future vest in the Cedent pursuant to such reversionary rights) in respect of those Ceded Rights, which are hereby ceded in securitatem debiti to the Lenders with effect from the Demerger Date, which cession the Lenders hereby accept. The Lenders shall be entitled to notify any such other person of this Agreement, and if any such other person is entitled to possession of any of the documents referred to in Clause 6, then the Cedent shall deliver photocopies of the relevant documents to the Lenders, and as soon as such person ceases to be entitled to possession or gives up possession of such documents, the Cedent shall deliver the relevant documents to the Lenders.

4.3	The cession contemplated by this Agreement is intended to operate as a cession of each part and all of the Ceded Rights, individually and collectively.

4.4	If, for any reason, any security interests intended to be created under this Agreement are or become illegal, invalid or unenforceable in respect of some of the Ceded Rights, then the cession of those Ceded Rights, as the case may be, shall be severed from this Agreement, and this Agreement and all the security interests created over the remainder of the Ceded Rights shall continue in full force and effect.

4.5	The cession contemplated by this Agreement operates as a security cession and not as an out and out or outright cession and the Cedent retains bare ownership of the Ceded Rights, subject to the rights of the Lenders as secured creditors.

5.	WARRANTIES, REPRESENTATIONS AND UNDERTAKINGS BY THE CEDENT

5.1	The Cedent until the Discharge Date:

5.1.1	warrants and represents on the Demerger Date and on each day that this Agreement is in force save as otherwise provided in the Finance Documents, that it is and will remain the sole and beneficial owner of the Ceded Rights to the exclusion of all others and no person has an option or right of refusal over the Ceded Rights;

5.1.2	warrants and represents on the Demerger Date and on each day that this Agreement is in force that the Ceded Rights ceded to the Lenders under this Agreement have not been ceded (either outright or as security), discounted, factored, mortgaged under notarial bond or otherwise, or otherwise disposed of or hypothecated, nor are they subject to any other rights in favour of any person;

5.1.3	warrants and represents on the Signature Date and on each day that this Agreement is in force that all obligations undertaken by it under this Agreement have been authorised by all necessary corporate action and the constitutive documents of the Cedent do not place any limitations or restrictions on the Cedent to cede the Ceded Rights as provided for in this Agreement;

5.1.4	warrants and represents on the Signature Date and on each day that this Agreement is in force that after due investigation, the issue of the Security Cession and the fulfilment of its obligations in accordance with the terms hereof do not contravene any law, regulation or any contractual obligation binding on it;

5.1.5	subject to the provisions of the other Finance Documents, waives any and all rights in respect of the Ceded Rights which it may have in conflict with the rights of the Lenders under this Agreement;

5.1.6	acknowledges that it may not pledge, cede, assign or transfer or in any other manner encumber or deal with or transfer rights in and/or to the Ceded Rights without the prior written consent of the Facility Agent, save to the extent expressly permitted in the Facility Agreement;

5.1.7	agrees that on the occurrence of an Event of Default which is continuing, it will forthwith pay over to the Lenders any interest or other benefits of any nature received in respect of the Ceded Rights by depositing the same into a nominated account as the Facility Agent may from time to time direct in writing; and

5.1.8	undertakes and agrees to prevent any variation of the rights relating to the Ceded Rights, without the prior written consent of the Facility Agent.

5.2	It is recorded that the Lenders have entered into this Agreement on the strength of and relying on the warranties and representations in this Clause 5, each of which shall be deemed to be separate warranties and representations, given without prejudice to any other warranty or representation, and deemed to be material representations inducing the Lenders to enter into this Agreement.

6.	DELIVERY OF DOCUMENTS EVIDENCING THE CEDED RIGHTS AND OTHER OBLIGATIONS OF THE CEDENT

6.1	The Cedent shall deliver to the Facility Agent any documents relating to the Ceded Rights for which it may at any time reasonably call, which documents shall be delivered to the Facility Agent, in so far as the Lenders or the Facility Agent are not already in possession thereof, within a reasonable period, as agreed between the Facility Agent and the Cedent, and, failing such agreement, within 10 (ten) Business Days of receipt by the Cedent of a written request for such documents from the Facility Agent.

6.2	The Cedent shall deliver to the Facility Agent a written notice and acknowledgement of the Security Cession within 5 (five) Business Days from the Demerger Date, substantially in the form of Schedule 1 (Form of Notice to Orogen Bond Guarantor) notifying each Orogen Bond Guarantor of the Security Cession and signed by such Orogen Bond Guarantor.

6.3	The Cedent shall generally do everything that may be required by the Facility Agent, including but not limited to complying with the obligations of the Cedent under Clause 6.1, for the purposes of and to give effect to this Agreement, failing which the Facility Agent may, if possible, attend thereto and recover from the Cedent any properly evidenced expenses reasonably incurred in doing so within 3 (three) Business Days after written demand.

7.	RIGHTS, POWERS AND PRIVILEGES ATTACHING TO THE CEDED RIGHTS

7.1	This Agreement operates in respect of all rights, powers and privileges attaching to the Ceded Rights, including but not limited to those set out in Clause 7.2 below and such rights, powers and privileges shall accordingly vest in the Lenders with the power to exercise them either in their own name or in the name of the Cedent, upon the occurrence of an Event of Default which is continuing, alternatively, the Cedent shall, upon the occurrence of an Event of Default which is continuing, and if the Facility Agent so directs, exercise its rights, powers and privileges in its own name and in accordance with the Facility Agent‘s directions to the greatest extent permitted by applicable law.

7.2	Subject to Clause 7.1, such rights, powers and privileges attaching to the Ceded Rights include (but are not limited to) the right to receive upon the occurrence of an Event of Default which is continuing in its own name and for its own account payment of the benefits which become due in respect of the Ceded Rights from time to time.

8.	REALISATION

8.1	Upon the occurrence of an Event of Default which is continuing, the Cedent hereby irrevocably and unconditionally authorises and empowers the Facility Agent (on behalf of the Lenders) or the Facility Agent’s or the Lenders’ nominees, without any further authority or consent of any nature whatsoever required from the Cedent, and in the name of the Lenders or in the name of the Cedent to:

8.1.1	exercise all or any of the rights, powers and privileges attaching to the Ceded Rights (including enforcing the Cedent’s rights under or in respect of the Ceded Rights) in such manner and on such terms as the Facility Agent in its sole discretion deem fit; and/or

8.1.2	receive payment for, delivery of and/or performance in respect of, the Ceded Rights in their own name; and/or

8.1.3	at the Facility Agent’s election:

8.1.3.1	sell or otherwise realise the Ceded Rights or any one of them by public auction; or

8.1.3.2	sell or otherwise realise the Ceded Rights by private treaty, on reasonable notice to the Cedent of no more than 10 (ten) Business Days; or

8.1.3.3	take over the Ceded Rights at a fair value which, in the absence of agreement within 10 (ten) Business Days after delivery by the Facility Agent to the Cedent of a written notice stating that the Facility Agent (on behalf of the Lenders) intends to exercise their rights pursuant to this Clause 8.1.3.3, shall be determined by an independent accountant from either of KPMG, Deloitte, Ernst & Young or Pricewaterhouse Coopers or a merchant bank agreed to by the Parties or, failing agreement within 5 (five) Business Days, appointed, at the request of either the Lenders or the Facility Agent (on behalf of the Lenders) or the Cedent, by the President for the time being of the Southern African Institute of Chartered Accountants (or the successor body thereto) (which independent accountant or merchant bank shall act as an expert and not as an arbitrator, shall be instructed to make his determination within 10 (ten) Business Days after being requested to do so and shall determine the liability for his charges which will be paid accordingly); and/or

8.1.4	institute any legal proceedings which the Lenders may deem necessary in connection with any sale or other realisation or the transfer of any of the Ceded Rights by the Lenders or their nominees; and/or

8.1.5	convey valid title in the Ceded Rights to any purchaser thereof (including the Lenders, on the basis envisaged in Clause 8.1.3.3 above) and/or to take all such further or other steps as the Lenders may consider necessary to deal with the Ceded Rights; and/or

8.1.6	take all such further or other steps as the Lenders may reasonably consider necessary to deal with the Ceded Rights in order to give effect to this Security Cession.

8.2	On the Facility Agent (on behalf of the Lenders) taking any actions in terms of Clause 8.1, or otherwise as required by the Facility Agent or the Lenders, the Cedent shall on demand by the Facility Agent:

8.2.1	notify any relevant person required by the Facility Agent in writing that payment for, delivery of or performance in respect of the Ceded Rights must be made to the Lenders, and that payment, delivery or performance to the Cedent or to anyone else will not constitute valid payment, delivery or performance, and the Lenders shall be entitled to do likewise. The Cedent shall on demand by the Lenders provide proof that such notification has been duly given;

8.2.2	refuse to accept any payment, delivery or performance tendered in respect of any of the Ceded Rights in order that such payment, delivery or performance be tendered to the Lenders, which will apply any payment so received in accordance with the provisions of Clause 9 (Appropriation of Proceeds); and

8.2.3	at its own cost carry out any lawful necessary directions the Facility Agent may give in regard to the realisation of the Ceded Rights and sign any document or do any other lawful act necessary to vest the Ceded Rights in the Lenders, to enable the sale or disposition of the Ceded Rights, which may otherwise be necessary or required to perfect the Security Cession created in this Agreement.

8.3	Notwithstanding anything to the contrary contained in this Agreement, the Facility Agent and/or the Lenders shall not be obliged to take any particular steps to collect or otherwise enforce their rights in respect of the Ceded Rights.

9.	APPROPRIATION OF PROCEEDS

The Facility Agent shall apply the net proceeds of all amounts received pursuant to the sale or other realisation of the Ceded Rights in accordance with the provisions of this Agreement (after deducting all properly evidenced costs and expenses incurred by the Facility Agent or the Lenders, as applicable, in relation to such realisation) in reduction or discharge, as the case may be, of the Cedent’s obligations under the Secured Obligations, in accordance with the Facilities Agreement.

10.	AUTHORITY

If at any time during this Agreement the Lenders or the Facility Agent (on behalf of the Lenders) become entitled to exercise their rights under Clause 8.1, the Cedent hereby authorises and appoints the Facility Agent (on behalf of the Lenders) (or their nominees) irrevocably and in rem suam as the Cedent’s attorney and agent in the Cedent’s name, place and stead to sign and execute such documents as may be necessary:

10.1	in order to render the Ceded Rights or any of them negotiable including, without limitation, the signature of transfer declarations;

10.2	to enable the Lenders to receive payment of the purchase price for the Ceded Rights subject to the provisions of Clause 9; and

10.3	to enable the Lenders to exercise any of their rights granted to them herein.

11.	DURATION

This Agreement is a continuing covering security and will ipso facto terminate only upon the Discharge Date. In particular, this Agreement shall not terminate by reason solely of the fact that there may at any time be reduced obligations or debts owing by the Cedent under the Finance Documents. The Facility Agent shall, within 5 (five) Business Days of receipt of a written request from the Cedent, certify in writing that the Discharge Date has occurred (provided that the Discharge Date has in fact occurred).

12.	FURTHER ASSURANCES

The Cedent shall generally promptly do everything that may be required in order to comply with its obligations under this Agreement and as may otherwise be required by the Facility Agent for the purposes of and to give effect to this Agreement, failing which the Facility Agent may, to the extent possible, attend thereto on behalf of the Cedent and recover on demand from the Cedent any expenses reasonably incurred in relation thereto. In particular the Cedent shall execute and do all such acts and things as the Facility Agent, in its reasonable discretion, may require:

12.1.1	to perfect or protect the security interests created (or intended to be created) by this Agreement;

12.1.2	to preserve or protect any of the rights of the Lenders under this Agreement;

12.1.3	to enforce any security interests created under this Agreement on or at any time after it becomes enforceable;

12.1.4	for the exercise of any power, authority or discretion vested in the Lenders or the Facility Agent, as applicable, under this Agreement;

12.1.5	to carry out the effect, intent and purpose of this Agreement,

in any such case, forthwith upon demand by the Lenders or the Facility Agent (on behalf of the Lenders) to the maximum extent permitted by law and at the expense of the Cedent.

13.	ADDITIONAL RIGHTS

The rights conferred on the Lenders and the Facility Agent by this Agreement are additional to and not in substitution for:

13.1	any other rights the Lenders have, or may at any time in the future have, against the Cedent or any other person, in connection with the Secured Obligations;

13.2	any other security held or hereafter to be held by the Lenders from the Cedent, or any other person, in connection with the Secured Obligations. The Lenders may release any security held by them without prejudice to their rights under this Agreement.

14.	CEDENT BOUND NOTWITHSTANDING CERTAIN CIRCUMSTANCES

14.1	The Cedent agrees that on signature hereof, it will be bound under this Agreement to the full extent hereof, despite the fact that:

14.1.1	any intended additional security from the Cedent or any other person for the Secured Obligations may not be obtained or may be released or may cease to be held for any other reason;

14.1.2	any Lender and/or the Facility Agent may agree any variation or novation of any Finance Document (including any amendment providing for the increase in the amount of a Facility or an additional facility) in accordance with the provisions of the Finance Documents;

14.1.3	any Lender and/or the Facility Agent may receive a dividend or benefit in any insolvency, liquidation or any compromise or composition, whether in terms of any statutory enforcement or the common law;

14.1.4	the Lender and/or the Facility Agent may grant any indulgences to any Obligor or may not exercise any one or more of its rights under the Finance Documents, either timeously or at all; or

14.1.5	any other fact or circumstance may arise on which the Cedent might otherwise be able to rely on a defence based on prejudice, waiver or estoppel.

14.2	If the Cedent suffers any loss arising from any of the facts, circumstances, acts or omissions referred to above, it will have no claim against any Lender and/or the Facility Agent in respect thereof.

15.	KEEPING, INSPECTION AND DELIVERY OF RECORDS

15.1	The Cedent shall at all times keep up-to-date records of the Ceded Rights and shall comply with any reasonable directions the Facility Agent may give in regard to the keeping of such records.

15.2	The Facility Agent or any of the Lenders may at any time on a Business Day and on reasonable notice inspect any of the Cedent’s books of account and other records including the Cedent’s books of account and/or other records which may be in the possession of a third party.

15.3	If the Facility Agent at any time so requests, the Cedent shall at its own cost deliver to the Facility Agent certified copies of any of the books and/or records referred to in Clauses 15.1 or 15.2.

16.	EXEMPTION FROM LIABILITY

16.1	Neither any Lender nor the Facility Agent, their respective officers, trustees, agents, beneficiaries, employees and advisors shall be liable for any loss or damage, whether direct, indirect, consequential or otherwise, suffered by the Cedent howsoever arising in connection with this Agreement, whether that loss or damage arises as a result of a breach of contract (whether total, fundamental or otherwise), delict or any other cause and whether this Agreement has been terminated or not, other than as a result of the gross negligence, fraud or wilful misconduct of such Lender or the Facility Agent, as the case may be.

16.2	The Cedent agrees to indemnify (and keep indemnified) and hold harmless each Lender and the Facility Agent and their respective officers, trustees, agents, beneficiaries, employees and advisors against any and all losses, claims, damages or liabilities (other than consequential damages), to which they may become subject under or in connection with this Agreement, and agrees to reimburse the Lender and the Facility Agent for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Cedent will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of the gross negligence, fraud or wilful misconduct of any Lender or the Facility Agent, as the case may be.

17.	FURTHER CESSIONS

The Cedent shall not grant any further cessions of the Ceded Rights or otherwise encumber them without the prior written consent of the Facility Agent.

18.	CERTIFICATE OF INDEBTEDNESS

A certificate signed by a manager of the Facility Agent (whose appointment need not be proved) as to the existence of and the amount of indebtedness by the Cedent to the Lenders, that such amount is due and payable, the amount of interest accrued thereon and as to any other fact, matter or thing related to the Cedent’s indebtedness under the Finance Documents shall be prima facie proof of the contents and correctness thereof for the purposes of provisional sentence, summary judgment or any other proceedings, shall be valid as a liquid document for such purpose and shall, in addition, be prima facie proof for purposes of pleading or trial in any action instituted against the Cedent arising herefrom.

19.	RENUNCIATION OF BENEFITS

The Cedent hereby renounces the legal benefits and exceptions of excussion, division, non numeratae pecuniae, non causa debiti, revision of accounts and errore calculi, the Cedent declaring itself to be fully acquainted with the full meaning and effect of this renunciation.

20.	STIPULATION

The provisions of this Agreement which are stipulated for the benefit of the Lenders (or any of them) or any of the other persons referred to in Clause 16 (Exemption from Liability) shall be capable of acceptance at any time without notice to any person.

SIGNED at Sandton on this the 20th day of December 2012.

For and on behalf of
SIBANYE GOLD LIMITED
(as Original Borrower)

/s/ Charl Keyter
Name: CHARL KEYTER
Capacity: DIRECTOR
Who warrants his authority hereto

SIGNED at Sandton on this the 20th day of December 2012.

For and on behalf of
ABSA BANK LIMITED (acting through its ABSA CAPITAL division)
(as Original Lender)

/s/ Amitha Chetty
Name: AMITHA CHETTY
Capacity: AUTHORISED SIGNATORY
Who warrants his authority hereto

/s/ Shirley Webbor
Name: SHIRLEY WEBBOR
Capacity: AUTHORISED SIGNATORY
Who warrants his authority hereto

SIGNED at Sandton on this the 20th day of December 2012.

For and on behalf of
THE STANDARD BANK OF SOUTH AFRICA LIMITED (acting through its CORPORATE AND INVESTMENT BANKING division)
(as Original Lender)

/s/ Ziyaad Sarang
Name: ZIYAAD SARANG
Capacity: EXECUTIVE, MEI, INVESTMENT BANKING
Who warrants his authority hereto

SIGNED at Sandton on this the 20th day of December 2012.

For and on behalf of
NEDBANK LIMITED (acting through its NEDBANK CAPITAL division)
(as Facility Agent and Original Lender)

/s/ Greg Webber
Name: GREG WEBBER
Capacity: AUTHORISED SIGNATORY
Who warrants his authority hereto

/s/ D. Jansen Van Rensburg
Name: D. JANSEN VAN RENSBURG
Capacity: AUTHORISED SIGNATORY
Who warrants his authority hereto

SIGNED at Sandton on this the 20th day of December 2012.

For and on behalf of
NEDBANK LIMITED (acting through its NEDBANK CORPORATE division)
(as Original Lender)

/s/ M. Steenkamp
Name: M. STEENKAMP
Capacity: AUTHORISED SIGNATORY
Who warrants his authority hereto

/s/ D.G. Van Der Cesact
Name: D.G. VAN DER CESACT
Capacity: AUTHORISED SIGNATORY
Who warrants his authority hereto

SIGNED at Sandton on this the 20th day of December 2012.

For and on behalf of
FIRSTRAND BANK LIMITED (acting through its RAND MERCHANT BANK division)
(as Original Lender)

/s/ N.H. Deist
Name: N.H. DEIST
Capacity: AUTHORISED SIGNATORY
Who warrants his authority hereto

/s/ M. Lucht
Name: M. LUCHT
Capacity: AUTHORISED SIGNATORY
Who warrants his authority hereto

SIGNED at Sandton on this the 20th day of December 2012.

For and on behalf of
JPMORGAN CHASE BANK, N.A., JOHANNESBURG BRANCH
(as Original Lender)

/s/ Regis Castro
Name: REGIS CASTRO
Capacity: VICE PRESIDENT
Who warrants his authority hereto

SCHEDULE 1

NOTICE TO OROGEN BOND GUARANTOR

[To appear on the letterhead of Cedent]

To:	[Orogen Bond Guarantor]
[insert Address]

And to:	[Facility Agent] (the Facility Agent)
[insert Address]

Date: [insert]

Dear Sirs,

CESSION IN SECURITY

We refer to the indemnity agreement (the Indemnity Agreement) concluded on [insert Demerger Date] amongst ourselves, Gold Fields Orogen Holding (BVI) Limited, GFL, Gold Fields Operations Limited and Gold Fields Holdings Company (BVI) Limited (collectively, the Orogen Bonds Guarantors), pursuant to which the Orogen Bonds Guarantors (other than the ourselves) indemnify and hold us harmless from and against any and all liabilities and expenses which may be incurred by us in our capacity as Orogen Bond Guarantor under or in connection with the Notes Guarantee (as defined in the Indemnity Agreement).

We confirm that pursuant to certain financing arrangements concluded between ourselves, Absa Bank Limited (acting through its Absa Capital division), Nedbank Limited (acting through its Nedbank Corporate and Nedbank Capital divisions), The Standard Bank of South Africa (acting through its Corporate and Investment Bank division), FirstRand Bank Limited (acting through its Rand Merchant Bank division) and JPMorgan Chase Bank, N.A., Johannesburg Branch (the Lenders) and as security for the performance of our obligations in relation thereto, we have concluded a written cession in security agreement with the Lenders, pursuant to which we have ceded in security all of our rights, title and interest in and to the Indemnity Agreement (the Security Cession).

We confirm that upon receiving a written request from the Facility Agent notifying you of the enforcement of its rights under the Security Cession, you are to henceforth pay any and all amounts which would otherwise have been payable to ourselves under the Indemnity Agreement, to the Facility Agent, or its nominee.

Please acknowledge receipt of this notification by signing the Annexure attached to this letter and returning your acknowledgement of receipt to ourselves and to the Facility Agent at the addresses specified therein.

Yours faithfully,

Sibanye Gold Limited

ANNEXURE TO SCHEDULE 1

From	:	[Orogen Bond Guarantor]
[insert Address]

To		Sibanye Gold Limited
[insert Address]

Telefax No: [insert]
Attention: [insert]

And To:		[Facility Agent] (the Facility Agent)
[insert Address]

Telefax No: [insert]
Attention: [insert]

Date: [insert]

Dear Sirs,

ACKNOWLEDGEMENT OF CESSION IN SECURITY

We refer to your letter dated [insert] entitled “Cession in Security”. Terms and expressions used therein shall have the same meaning where used in this letter.

We confirm receipt of your letter and hereby undertake that upon receipt of written notification from the Facility Agent of the enforcement of its rights under the Security Cession, we shall henceforth pay any and all amounts which would otherwise have been payable to you under the Indemnity Agreement, to the Facility Agent.

We agree that payment to any other party in such circumstances shall not constitute a valid discharge of our payment obligations under the Indemnity Agreement.

Yours faithfully,

[Orogen Bond Guarantor]